Exhibit 99.1

BigCommerce Announces Exercise in Full of the Over-Allotment Option in Follow-on Public Offering

AUSTIN, Texas— November 20, 2020 – BigCommerce Holdings, Inc. (“BigCommerce” or the “Company”) (Nasdaq: BIGC) today announced the exercise in full of the underwriters’ option to purchase an additional 750,000 shares of the Company’s Series 1 common stock from certain selling stockholders at a price to the public of $68.00 per share in connection with the previously announced follow-on public offering of its Series 1 common stock pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”). The Company will not receive any proceeds from the sale of the additional 750,000 shares of Series 1 common stock by selling stockholders. The initial closing of the offering occurred on November 17, 2020.

J.P. Morgan and Barclays served as lead book-running managers for the proposed offering. Morgan Stanley, Jefferies and KeyBanc Capital Markets acted as book-running managers. Canaccord Genuity, Needham & Company, Piper Sandler, Raymond James, Stifel and Truist Securities acted as co-managers for the offering.

A registration statement relating to these securities was declared effective by the SEC on November 12, 2020. The offering is being made only by means of a prospectus. A copy of the prospectus may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 866-803-9204; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (888) 603-5847 or by email at Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BigCommerce

BigCommerce is a leading software-as-a-service (SaaS) ecommerce platform that simplifies the creation of beautiful, engaging online stores by delivering a unique combination of ease-of-use, enterprise functionality, and flexibility. BigCommerce powers both our customers’ branded ecommerce stores and their cross-channel connections to popular online marketplaces, social networks, and offline point-of-sale systems. As of September 30, 2020, BigCommerce served approximately 60,000 online stores across industries in approximately 150 countries, including Ben & Jerry’s, Skullcandy, Sony, and Woolrich. Headquartered in Austin, BigCommerce has offices in San Francisco, Sydney, and London.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

Media Relations Contact

Rachael Hensley

PR@BigCommerce.com

ICR PR for BigCommerce

BigCommerceICRPR@icrinc.com

Investor Relations Contact

Rohit Giri

InvestorRelations@BigCommerce.com